Exhibit 1.01

PAR Technology Corporation

Conflict Minerals Report

For the Reporting Period January 1, 2023 through December 31, 2023

This Report has been prepared pursuant to Rule 13p-1 and Form SD under the Securities Exchange Act of 1934, as amended (the “Rules”), for the reporting period of January 1, 2023 through December 31, 2023 (the “Reporting Period”). The Rules impose certain reporting obligations on Securities and Exchange Commission (“SEC”) registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. The minerals covered by the Rules are columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten (collectively, “Conflict Minerals”), the trade in which sometimes benefits armed groups operating in the Democratic Republic of the Congo or an adjoining country (consisting of Angola, the Republic of the Congo, Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, and Zambia) (collectively, the “Covered Countries”).

Company Overview

PAR Technology Corporation (the “Company,” “PAR,” “we,” or “us”), through our consolidated subsidiaries, operates in two segments - the Restaurant/Retail segment and the Government segment. The Restaurant/Retail segment provides omnichannel cloud-based software and hardware solutions to the restaurant and retail industries. This segment’s product and service offerings include point-of-sale, customer engagement and loyalty, digital ordering and delivery, operational intelligence technologies, payment processing, hardware, and related technologies, solutions, and services. The Government segment provides technical expertise and development of advanced systems and software solutions for the Department of Defense (“DoD”) and other federal agencies, as well as satellite command and control, communication, and IT mission systems at several DoD facilities worldwide.

Products

We have determined that certain Conflict Minerals were necessary to the functionality of certain of our hardware products that were manufactured during the Reporting Period (the “Covered Products”). In addition to assembling our Covered Products, we also contract with third parties to manufacture our Covered Products, which are: point of sale (POS) terminals, printed circuit board assemblies, video controllers, docking stations, drive thru systems, and associated components.

Conflict Minerals Supply Chain

There are multiple tiers between us, our suppliers (including contract manufacturers), and the source(s) of any Conflict Minerals contained in our Covered Products. Because we do not purchase Conflict Minerals directly from mines, smelters, or refiners, we rely on our suppliers to report on their direct suppliers and provide information regarding the origin of any Conflict Minerals that may be contained in our Covered Products.

Reasonable Country of Origin Inquiry (“RCOI”)

Our Covered Products are complex and contain many materials, parts, and components procured from over 150 global suppliers. We do not directly source raw ore or unrefined Conflict Minerals, but we recognize that they may exist in the materials and components that we purchase and that are necessary to the functionality or production of the products we manufacture (either directly or by third-party contract manufacturers).

We conducted a good faith RCOI for the Conflict Minerals included in our Covered Products and designed our RCOI to determine whether any of the Conflict Minerals contained in our Covered Products originated in the Covered Countries and/or whether any such Conflict Minerals came from recycled or scrap sources. Our RCOI was conducted by Assent Inc. (“Assent”), a third-party service provider we retained to assist us in reviewing our supply chain and identifying risks. A cross-functional team consisting of members of our engineering, purchasing, and legal departments reviewed our product offerings to determine which of our suppliers provide us with products that may contain Conflict Minerals. We then provided a list of covered suppliers to Assent for upload into their Assent Compliance Manager, a software-as-a-service (SaaS) platform.
Assent, through the Assent Compliance Manager, contacted all of the covered suppliers we identified and requested that they upload a completed Conflict Minerals Reporting Template (“CMRT”) Version 6.3 directly to the Assent Compliance Manager platform for validation, assessment, and management. Training and education to guide suppliers on best practices and the use of the CMRT template were included in the communication. Assent monitored and tracked all communications in the Assent Compliance Manager for future reporting and management purposes.

The Assent Compliance Manager platform accepts all declaration forms submitted by the covered suppliers, so that data is retained, but the platform classifies them as valid or invalid based on a set criteria of validation errors. For example, if a submitted CMRT contained inconsistent or contradictory responses, it was classified as invalid. Assent contacted all suppliers that submitted invalid forms and encouraged them to correct validated errors and resubmit a valid form. Assent provided the covered suppliers with guidance on how to correct these validation errors in the form of feedback to their CMRT submission, training courses, and direct engagement help through Assent’s multilingual Supplier Experience team. Despite these efforts, two suppliers remained unresponsive to feedback and failed to submit a valid CMRT.

Based on the results that Assent received, we have reason to believe that certain of the Conflict Minerals used by certain of the covered suppliers may have originated from the Covered Countries.

Due Diligence Process

Using the process outlined above, Assent received a CMRT from 80 of the 110 surveyed in scope suppliers. This represents a 12% improvement for the Reporting Period over our prior supplier response rate for the period January 1, 2022 through December 31, 2022. Assent made multiple attempts to encourage non-responding suppliers to submit a CMRT, including three separate e-mail campaigns, up to three overdue/escalation campaigns, and follow up phone calls. Of those suppliers responding, 36.25% indicated that their products did not contain Conflict Minerals, 30% indicated that the Conflict Minerals contained in their products were not sourced from Covered Countries, and 16.25 % indicated that the Conflict Minerals had been sourced from the Covered Countries, but from a smelter or refiner listed as “conformant” by the Responsible Minerals Initiative (each, a “Conforming Smelter”), which is an initiative founded by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative, which provides a standardized method for companies to collect information from their suppliers regarding the presence, use, source, and chain of custody of Conflict Minerals (all Conformant Smelters are identified at http://www.responsiblemineralsinitiative.org/conformant-smelter-refiner-lists/). Of the responding covered suppliers, 17.5% indicated that they had not yet fully verified that all of the Conflict Minerals were not sourced from Covered Countries or came from 100% recycled or scrap sources. As of the date of this filing, the Company has not received any declaration from any supplier where it was disclosed that the products supplied to the Company are “not DRC Conflict Free.”

Since we do not have a direct relationship with any smelters or refiners, we did not include an independent private sector audit of our Conflict Minerals Report within our diligence measures, and we did not perform or direct others to perform audits of entities within our supply chain.

We encountered the following challenges in obtaining and analyzing the responses we received on the CMRT:

•Dependency on information received from responding covered suppliers and their suppliers to conduct our due diligence;
•Despite the efforts outlined above, the information that our suppliers provided to us was not always complete;
•Our suppliers have a varied supplier base with differing levels of resources and sophistication, and many of their suppliers are not themselves subject to the Rules;

•Most of our suppliers provided responses on a company wide basis rather than on the basis of the products supplied to us and, as a result, we are unable to determine which, if any, of the smelters and countries of origin listed in their responses were the actual source of the Conflict Minerals contained in our Covered Products; and
•As a downstream purchaser of products which contain Conflict Minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals. Our due diligence processes are based on the necessity of seeking data from our surveyed suppliers, and those surveyed suppliers seeking similar information within their supply chains to identify the original sources of the necessary Conflict Minerals.

This Conflict Minerals Report is on file with the SEC and is publicly available on the Company’s website https://www.partech.com/about-us/investors/sec-filings/.

Future Due Diligence and Risk Mitigation

Our due diligence efforts included and will continue to include: (i) application of our Conflict Mineral policy, which is part of our overall Supplier Code of Conduct to our suppliers; (ii) identifying Covered Products; and (iii) utilization of the Assent Compliance Manager to (a) communicate with our suppliers to maintain accurate records of requests for information and the corresponding responses and (b) to review the responses of our suppliers and follow up on incomplete or insufficient information. As part of our ongoing commitment to meet our obligations under the reporting requirements of the Rules, in 2024 we intend to continue to use Assent and the Assent Compliance Manager to: (i) work with suppliers who provided incomplete or insufficient information in an effort to obtain more complete and accurate information; (ii) work with all of our suppliers to have them provide product-specific information and responses that identify materials down to the smelter and countries of origin of the Conflict Minerals; (iii) continue to engage in education and training of employees who are involved in the selection of suppliers; and (iv) further enhance our due diligence process for new suppliers. In general, we will continue to enhance our due diligence process within the supply chain with the goal of mitigating the risk that the Conflict Minerals used in our Covered Products are from Covered Countries or could benefit armed groups in the Covered Countries. We will continue to meaningfully engage with our suppliers to acquire more accurate and complete information about our supply chain. Our goal is to implement policies that ensure responsible sourcing of materials and require our existing and future suppliers to avoid sourcing Conflict Minerals from the Covered Countries.

Forward-Looking Statements

This Conflict Minerals Report (the “Report”) contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact contained in this Report are forward-looking statements, including without limitation, our ability to improve our due diligence processes and engage more productively with our current suppliers as well as any future suppliers. Forward-looking statements are generally identified by words such as “believe,” “continue,” “could,” “goal,” “intend,” “may,” “will,” “would,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed in, or implied by, the forward-looking statements. Factors that could cause or contribute to such differences may include, but are not limited to, those discussed in our Annual Report on Form 10-K as filed on February 27, 2024 and subsequent reports filed with the SEC, as well as other documents that may be filed by us from time to time with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

Factors, risks, trends and uncertainties that could cause or contribute to such differences contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 27, 2024 and in our other filings with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.